Exhibit 5.1

[LATHAM & WATKINS LETTERHEAD]

April 19, 2006

Valentis, Inc.

863A Mitten Road

Burlingame, CA 94010

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Valentis, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 19, 2006 (the “Registration Statement”) registering up to 3,172,500 shares of common stock of the Company, $0.001 par value per share (the “Common Stock”). The Registration Statement covers the resale of (a) 2,100,000 shares of Common Stock (the “Shares”) and (b) 1,072,500 shares of Common Stock (the “Warrant Shares”) that are issuable upon exercise of certain outstanding warrants (the “Warrants”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares and Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the validity of the Shares and Warrant Shares under the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.                                       The Shares have been duly authorized by all necessary corporate action of the Company, validly issued and are fully paid and nonassessable.

2.                                       The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and when issued upon exercise of the Warrants in accordance with the terms of the Warrants, as applicable, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP